      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1998

                                                     REGISTRATION NO. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             WOODROAST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         MINNESOTA                                           41-1563961
(State or other jurisdiction                              (I.R.S. employer
of incorporation or organization)                       identification number)

                        10250 Valley View Road, Suite 145
                             Eden Prairie, MN 55344
                                 (612) 944-5113
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Sheldon F. Jacobs
                      President and Chief Executive Officer
                             Woodroast Systems, Inc.
                        10250 Valley View Road, Suite 145
                             Eden Prairie, MN 55344
                                 (612) 944-5113
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                              Gay L. Greiter, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200

    Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                              CALCULATION OF REGISTRATION FEE

                                         AMOUNT OF            PROPOSED MAXIMUM         PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             SHARES TO BE         AGGREGATE OFFERING            AGGREGATE              AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED (1)         PRICE PER SHARE           OFFERING PRICE        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 par value             735,000                $0.313 (2)               $230,055.00              $67.87
=================================  ====================== ========================  ======================= =====================


(1)  635,000 of the shares are issuable on exercise of outstanding Warrants.
(2) Calculated pursuant to Rule 457(c) and Rule 457(o) under the Securities Act of 1933 based upon the average of the high and low trading prices on July 22, 1998, as reported on The Nasdaq Stock Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION; DATED JULY 28, 1998

PROSPECTUS


                             WOODROAST SYSTEMS, INC.

                                735,000 SHARES OF
                                  COMMON STOCK

         This Prospectus relates to 735,000 shares of Common Stock of Woodroast Systems, Inc. (the "Company") being sold by certain shareholders (the "Selling Shareholders") of the Company. Six hundred thousand of the shares being offered hereby are or were issuable upon the exercise of a warrant (the "Berman Warrant") granted to one of the Selling Shareholders, which Warrant has been exercised to the extent of 375,000 shares as of the date hereof. The gross proceeds to the Company from the exercise of the Berman Warrant, if the Berman Warrant is exercised in full, would be $6,000. Another 100,000 shares being offered hereby were issued to another Selling Shareholder in exchange for certain investment banking services. The remaining 35,000 shares being offered hereby are issuable upon the exercise of a warrant (the "RRG Warrant") to be granted to another of the Selling Shareholders in lieu of a commission in connection with the sale of the Company's restaurant in Rockville, Maryland, which sale is expected to be concluded in the third quarter of fiscal 1998. The gross proceeds to the Company from the exercise of the RRG Warrant, if the RRG Warrant is exercised in full, would be $13,125. The Company will receive no proceeds from the sale of the Common Stock.

         The Company's Common Stock is listed on the Nasdaq SmallCap Market under the symbol "WRSI." On July 22, 1998, the last sale price for the Common Stock as reported on the Nasdaq SmallCap Market was $0.313.

         The Securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 3 for a description of certain factors which should be considered by investors before purchasing the securities offered hereby.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is _________, 1998.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors," which prospective investors should carefully consider.

                                   THE COMPANY

         Woodroast Systems, Inc. is a Minnesota corporation (the "Company") headquartered in Eden Prairie, Minnesota. The Company owns and operates restaurants with unique cooking and decor styles and cigar bars under its federally registered trademark "Shelly's Woodroast" and "Shelly's Back Room" design. The Shelly's Woodroast restaurant concept includes a north woods lodge design and "Original Woodroast Cooking(R)," a signature style of cuisine featuring slow-roasted meat, fish and fowl prepared in patented, computer-controlled wood-burning ovens. The Shelly's Back Room concept features, in addition to fine food and beverage service, accommodations for cigar smokers, club seating, retail cigar sales, and a state-of-the-art air purification system called "kleen-aire(TM)."

         The Company owns and operates Shelly's Woodroast restaurants in St. Louis Park, Minnesota, a suburb of Minneapolis (the "St. Louis Park Restaurant"), and Rockville, Maryland, a suburb of Washington, D.C. (the "Rockville Restaurant") (collectively, the "Restaurants"). The Company also operates stand-alone Shelly's Back Rooms in Washington, D.C. (the "Washington Back Room") and in Chicago, Illinois (the "Chicago Back Room"). The Company has been operating the St. Louis Park Restaurant since 1989, the Rockville Restaurant since November 1995, the Washington Back Room since June 1997 and the Chicago Back Room since January 1998.

         The Company is in the process of attempting the sell the Rockville and St. Louis Park Restaurants in the context of changing its business strategy to focus exclusively on Back Room cigar parlors rather than on full-fledged restaurants. The Company is currently in the process of negotiating the sale of the Rockville Restaurant and expects to conclude the sale during the third quarter of fiscal 1998. However, no assurances can be given that such sale will be concluded successfully.

         The Company was incorporated as a Minnesota corporation in January 1987. The address and telephone number of its principal executive offices are 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344, (612) 944-5113.

                                 THE OFFERING

Common Stock Offered..............................   735,000 shares

Common Stock outstanding
   before the offering............................   4,255,804 shares

Common Stock outstanding
   after the offering.............................   4,990,804 shares

Nasdaq SmallCap Market Symbol.....................   WRSI

                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing the Shares offered hereby.

LACK OF PROFITABILITY; DEPENDENCE ON TWO RESTAURANTS AND TWO BACK ROOMS

         The Company opened the St. Louis Park Restaurant in autumn of 1989 and the Rockville Restaurant in November 1995. The Company opened its first stand-alone Shelly's Back Room "The American Tavern" in Washington D.C. in June 1997 and its second in Chicago, Illinois in January 1998. The Company has operated at a loss since its inception and had net losses of ($1,167,433), ($1,702,566) and ($3,182,294) during the fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997, respectively, and a working capital deficit of $1,283,617 at March 29, 1998. The Company expects losses to continue for the near future. The Company is currently attempting to sell the St. Louis Park and Rockville Restaurants.

         Future revenues and profits will depend upon various factors, including market acceptance of the Shelly's Back Room concept and general economic conditions. There can be no assurance of the Company's ability to attain profitability. The Company's present sole sources of revenue are two Woodroast restaurants and two Shelly's Back Rooms. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations (both Company-owned and franchise operations), higher volume operations, the control of overhead expenses and the addition of necessary personnel.

CHARGES TO EARNINGS

         The Company will or may be required to reflect certain non-cash charges to earnings in its financial statements during the second and third quarters of fiscal 1998. These charges will be made as a result of the following transactions: (1) Issuance of the Berman Warrant to Lyle Berman on April 29, 1998 for the purchase of 600,000 shares of common stock at an exercise price of $.01 per share, which Warrant became exercisable during the second quarter for 375,000 shares and will become exercisable as to the remaining 225,000 shares if and to the extent that Mr. Berman chooses to make additional advances to the Company pursuant to a Secured Demand Promissory Note entered into in connection with the Berman Warrant; (2) the expected sale of the Rockville Restaurant, which would necessitate the Company writing down the carrying value of the assets associated with the Rockville Restaurant to the net selling price; (3) issuance of 100,000 shares of common stock to Fortress Financial Group, Ltd. for certain investment banking services; and (4) the issuance of the RRG Warrant to Retail Resource Group as of July 23, 1998 at an exercise price of $.375 in lieu of a commission in connection with the expected sale of the Rockville Restaurant. See "Selling Shareholders."

DEVELOPMENT OF SHELLY'S BACK ROOM CONCEPT; NEED FOR FINANCING

         Future expansion of the Shelly's Back Room concept will depend upon several factors, including market acceptance of the Back Room concept, general economic conditions, the costs of developing and opening new facilities and the Company's ability to obtain additional financing if necessary. The Company estimates that the costs of developing additional Company-owned Back Rooms will range from $679,500 to $1,344,500, depending upon construction costs and the level of landlord contributions. The cost of developing, constructing and opening the Washington, D.C. Shelly's Back Room was approximately $1,020,000, not including approximately $107,000 for pre-opening costs, and was approximately $1,450,000 for the Chicago Shelly's Back Room, not including approximately $113,000 for pre-opening costs. Although the Company has developed a standardized Back Room layout, there can be no assurance that additional Back Rooms will be developed at a cost within the Company's estimated range or that such Back Rooms, if developed, would be profitable. Management anticipates that it will require additional financing to open future Back Rooms, and there can be no assurance that such financing will be available when needed or on terms acceptable to the Company or its shareholders.

DEPENDENCE ON CONSUMER ACCEPTANCE IN NEW MARKETS

         The Company's success will be dependent upon consumer acceptance of the Shelly's Back Room concept in new markets. Until November 1995, the Company's operating experience was limited to the Minneapolis-St. Paul metropolitan area. Although the Company believes that the Shelly's Back Room concept has been accepted by the public in the Washington, D.C. and Chicago metropolitan markets, no assurance can be given that such acceptance will continue or be received in new markets.

COSTS AND RISKS ASSOCIATED WITH EXPANSION

         The opening of additional Shelly's Back Rooms outside of the Minneapolis-St. Paul metropolitan market will give rise to additional expenses associated with managing restaurants located in multiple markets. Such expenses include: advertising in more than one market; lease rates and construction costs which may be higher in the new markets; travel costs; and other similar expenses. Moreover, the Company's results of operations may be adversely affected by economic conditions in those regions and other geographic areas in which the Company may expand. In addition, the Company's successful growth and expansion will depend on the ability of the Company's management to identify suitable sites and to negotiate leases or purchases of such sites; timely and economic development and construction of restaurants; the hiring of skilled management and other personnel; the ability of the Company's management to apply standardized policies and procedures to a larger number of restaurants; the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls); and the general state of the economy. As such, there can be no assurance that the Company will be able to successfully open new restaurants.

COMPETITION; CERTAIN FACTORS AFFECTING THE HOSPITALITY INDUSTRY

         The hospitality industry is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant and hospitality chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the hospitality industry. The hospitality industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual locations may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing establishments. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the hospitality industry in general and the Company's restaurants and Back Rooms in particular. Hospitality operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

LONG-TERM, NON-CANCELABLE LEASES

         The Company leases the land under its restaurants and Back Rooms pursuant to long-term, non-cancelable leases. Any additional Back Rooms developed by the Company may be subject to similar long-term leases. If an existing or future location does not perform at a profitable level, and the decision is made to close that location, the Company will nonetheless be committed to perform its obligations under the applicable lease.

EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS

         The Company has failed to maintain the minimum bid price of $1.00 per share for its Common Stock to trade on the Nasdaq SmallCap Market sporadically since December 1997. Accordingly, its securities may be delisted from the Nasdaq SmallCap Market. Additional factors giving rise to such delisting could include, but not be limited to, a reduction of the Company's net tangible assets to below $2,000,000, a reduction to one active market maker or a reduction in the market value of the public float in the Company's securities to less than $1,000,000. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail. If the Company's Common Stock were to be delisted from the Nasdaq SmallCap Market, it would become subject to Rule 15g-9 under the Exchange Act (the "Penny Stock Rules"), which imposes additional sales practice requirements on broker-dealers which sell such common stock to persons other than established customers and certain institutional investors. For transactions covered by the Penny Stock Rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Penny Stock Rules may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of the Company's shareholders to sell any of their shares of Common Stock in the secondary market.

GOVERNMENT REGULATION

         The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While the Company to date has not experienced an inability to obtain or maintain any necessary governmental licenses, permits or approvals, the failure to maintain food and liquor licenses could have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Since many of the Company's restaurant personnel are paid at rates based on the federal minimum wage, increases in the minimum wage will result in an increase in the Company's labor costs. The Company also may be subject in certain states to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that served alcoholic beverages to an intoxicated person.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT

         The Company is highly dependent upon the personal efforts and abilities of Sheldon F. Jacobs, its Chairman and Chief Executive Officer. The loss of the services of Mr. Jacobs could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company has not obtained key-man life insurance on Mr. Jacobs' life. The Company will need to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer and a chief operating officer. The failure to obtain, or delays in obtaining, such employees could have a material adverse affect on the Company.

DEPENDENCE ON POPULARITY OF CIGAR SMOKING

         The success of Shelly's Back Rooms will depend, in part, on the continued popularity of cigar smoking. While Shelly's Back Rooms also offer a full service bar and a limited menu, they are designed to cater to the increasing number of cigar smokers. A decline in the popularity of cigar smoking may have an adverse impact on the success of Shelly's Back Rooms and the Company. There can be no assurance that the popularity of cigar smoking will continue to increase or that a level of popularity sufficient to support the Back Room concept will be sustained.

ABSENCE OF DIVIDENDS

         The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future.

CONTROL BY EXISTING MANAGEMENT

         Sheldon F. Jacobs, the Company's Chief Executive Officer, owns approximately 27.0% of the issued and outstanding shares of the Common Stock of the Company. Accordingly, Mr. Jacobs may have substantial influence with respect to the Company's affairs including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, and the determination of officers' salaries.

UNDESIGNATED STOCK

         The Company's authorized capital consists of 33,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 4,255,804 shares of Common Stock outstanding and 116,900 shares of Class A 8% Convertible Preferred Stock, par value and stated value $10.00 per share, outstanding. No other class of common stock or preferred stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

LIMITATIONS ON DIRECTOR LIABILITY

         The Company's Amended and Restated Articles of Incorporation provide, as permitted by governing Minnesota law, that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of the Company against a director. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. See "Plan of Distribution."

                                 USE OF PROCEEDS

         The gross proceeds to the Company from the exercise of the Berman and the RRG Warrants, if the Warrants are exercised in full, would be $19,125, which are intended to be used as working capital. As of the date hereof, the Berman Warrant has been exercised for 375,000 shares, yielding proceeds to the Company of $3,750. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the Common Stock owned by the Selling Shareholders as of the date hereof and after giving effect to this offering. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.



                                          Shares               Shares               Number of            Percentage
                                       Beneficially         Beneficially        Shares Offered by        Beneficial
                                       owned prior           owned prior             Selling           Ownership After
Name                                 to the Offering       to the Offering         Shareholder          the Offering
------------------------------     ------------------     -----------------       -------------        -------------
Lyle Berman...................         500,840(1)              10.6%                600,000                 2.9%

Fortress Financial
   Group, Ltd.................         100,000                  2.1%                100,000                  --

Retail Resource Group.........          35,000                   --                  35,000                  --

(1) Includes 375,000 shares obtained upon exercise of the Berman Warrant through the date hereof and 33,335 shares issuable upon the exercise of Class A Redeemable Warrants. Does not include 225,000 shares as to which the Berman Warrant is not currently exercisable.

         The 600,000 Shares being offered hereby by Mr. Berman, a shareholder of the Company, are issuable upon the exercise of the Berman Warrant at an exercise price of $.01 per Share. The Berman Warrant was issued to Mr. Berman on April 29, 1998 in connection with Mr. Berman's agreeing to lend up to $2,000,000 to the Company at an annual rate of interest of 10%. Mr. Berman became entitled to exercise the Berman Warrant for 200,000 Shares upon the execution of the loan documents, and thereafter will be entitled to exercise the Berman Warrant for 2,000 additional Shares for each $10,000 advanced under the loan. As of the date hereof, Mr. Berman has made advances aggregating $875,000 and has exercised the Berman Warrant for 375,000 Shares. All 600,000 Shares are being registered pursuant to certain registration rights granted to Mr. Berman by the Company. The Berman Warrant is exercisable until April 30, 1999.

         In November 1995, the Company sold $1,000,000 in principal amount of Secured Promissory Notes, of which $500,000 in principal amount were purchased by Mr. Berman. The Notes are secured by substantially all of the assets of the Company and bear interest at 15% annually. The holders of the Notes received warrants to purchase an aggregate of 200,016 shares of Common Stock at $.0033 per share, of which Mr. Berman received warrants to purchase 100,005 shares.

         In October 1995, Mr. Berman loaned $200,000 to the Company, which loan was repaid in November 1995. In December 1995, Mr. Berman loaned $300,000 to the Company, which loan was repaid on April 15, 1995. On March 24, 1998,
Mr. Berman loaned $300,000 to Sheldon Jacobs, the Chairman and Chief

Executive Officer of the Company, which loan was unsecured and accrued interest at 8% per annum. This loan was repaid on May 29, 1998.

         The 100,000 Shares being offered hereby by Fortress Financial Group, Ltd., a Delaware corporation, were issued to that firm as partial consideration for investment banking services to be performed pursuant to an Investment Banking Agreement dated as of June 22, 1998 between that firm and the Company.

         The 35,000 Shares being offered hereby by Retail Resource Group are issuable upon exercise of the RRG Warrant at an exercise price of $.375 per Share. The RRG Warrant was issued to Retail Resource Group in lieu of a commission in connection with the sale of the Company's restaurant in Rockville, Maryland, which sale is expected to be concluded in the third quarter of fiscal 1998. The RRG Warrant is exercisable until July 23, 2001.


                              PLAN OF DISTRIBUTION

         The Company agreed to file a registration statement under the Securities Act covering resale by the Selling Shareholders of the Shares upon the Selling Shareholders' written request therefor and to use its best efforts to cause such registration statement to be declared effective as soon as possible thereafter. The Company agreed to bear all expenses of such registration, including registration and filing fees, Nasdaq listing fees, fees of complying with federal and state securities laws, fees of attorneys and accountants for the Company, and printing expenses.

         Subject to the preceding paragraph, the Shares may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 0-25926) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-KSB for the fiscal year ended December 28, 1997;

         (2)    Quarterly Report on Form 10-QSB for the quarter ended March 29,
1998;

         (3) The Company's Proxy Statement dated May 4, 1998 for the 1998 Annual Meeting of Shareholders held on June 4, 1998; and

         (4) The description of the Company's Common Stock contained in the Company's Form SB-2 Registration Statement dated March 25, 1994, Registration No. 33-75152C.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein, shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Woodroast Systems, Inc., 10250 Valley View Road, Suite 145, Eden Prairie, MN 55344,
Attention: Mark Dacko, Controller.


                              AVAILABLE INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information regarding registrants, such as the Company, that file electronically with the Commission. The address of this Web site is: http://www.sec.gov. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The consolidated financial statements of Woodroast Systems, Inc. as of December 28, 1997 and December 29, 1996, and for the years then ended incorporated by reference in the Registration Statement of which this Prospectus is a part, have been audited by Lund Koehler Cox & Arkema, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director, to the fullest extent permitted by law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

--------------------------------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

TABLE OF CONTENTS                                                                                              PAGE

Prospectus Summary................................................................................................2
Risk Factors......................................................................................................3
Use of Proceeds...................................................................................................8
Selling Shareholders..............................................................................................8
Plan of Distribution..............................................................................................9
Incorporation of Certain Documents
   by Reference..................................................................................................10
Available Information............................................................................................10
Legal Matters....................................................................................................11
Experts..........................................................................................................11
Disclosure of Commission Position
   on Indemnification For Securities
   Act Liabilities...............................................................................................11

-------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------







                                                          735,000 SHARES

                                                      WOODROAST SYSTEMS, INC.

                                                           COMMON STOCK





                                                       ---------------------

                                                            PROSPECTUS
                                                       ---------------------






                                                         __________, 1998







-------------------------------------------------------------------------------------------------------------------



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:



SEC registration fee........................................         $     68
Nasdaq SmallCap Market additional listing fee...............            7,000
Legal fees and expenses.....................................            5,000
Accounting fees and expenses................................            2,000
                                                                      --------

Total.......................................................          $14,068
                                                                      =======



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.        EXHIBITS.


    EXHIBIT     DESCRIPTION OF DOCUMENT
    -------     -----------------------
      4.1       Warrant to Purchase Common Stock of Woodroast Systems, Inc.
                dated April 29, 1998
      4.2       Warrant to Purchase Common Stock of Woodroast Systems, Inc.
                dated July 23, 1998
      5         Opinion of Maslon Edelman Borman & Brand, LLP
     10.1       Secured Demand Promissory Note dated April 29, 1998 from
                Woodroast Systems, Inc. to Lyle Berman
     10.2       Investment Banking Agreement dated as of June 22, 1998 between
                Woodroast Systems, Inc. and Fortress Financial Group, Ltd.
     23.1       Consent of Lund Koehler Cox & Arkema, LLP
     23.2       Consent of Maslon Edelman Borman & Brand, LLP (included in
                Exhibit 5).
     24         Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on July 28, 1998.

                                             WOODROAST SYSTEMS, INC., Registrant

                                             By:  /s/  Sheldon F. Jacobs
                                                 -------------------------------
                                                 Name:   Sheldon F. Jacobs
                                                 Title:  Chairman and Chief
                                                         Executive Officer

                              POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sheldon F. Jacobs and Mark D. Dacko, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 28, 1998 by the following persons in the capacities indicated:

SIGNATURE                           TITLE

   /s/  Sheldon F. Jacobs
-----------------------------      Chairman, Chief Executive Officer (principal
Sheldon F. Jacobs                   executive officer)

   /s/  Mark D. Dacko
-----------------------------      Controller (principal financial and
Mark D. Dacko                      accounting officer)

   /s/  Greg R. Barron
-----------------------------
Greg R. Barron                     Director

   /s/  Richard A. Orenstein
-----------------------------
Richard A. Orenstein               Director

                                EXHIBIT INDEX



     EXHIBIT      DESCRIPTION OF DOCUMENT
     -------      -----------------------
       4.1        Warrant to Purchase Common Stock of Woodroast Systems, Inc.
                  dated April 29, 1998
       4.2        Warrant to Purchase Common Stock of Woodroast Systems, Inc.
                  dated July 23, 1998
       5          Opinion of Maslon Edelman Borman & Brand, LLP
      10.1        Secured Demand Promissory Note dated April 29, 1998 from
                  Woodroast Systems, Inc. to Lyle Berman
      10.2        Investment Banking Agreement dated as of June 22, 1998
                  between Woodroast Systems,
                  Inc. and Fortress Financial Group, Ltd.
      23.1        Consent of Lund Koehler Cox and Company, PLLP
      23.2        Consent of Maslon Edelman Borman & Brand, LLP (included in
                  Exhibit 5).
      24          Power of Attorney (included on page II-3).